SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME

OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important
No Matter How Many or How Few Shares You Own
February 3, 2020
Dear Fellow Stockholder:
The Western Asset High Income Opportunity Fund Inc. Board of Directors and management team are achieving the Fund’s investment objectives of providing high current income and capital appreciation. Over the past year, the Board and management team have taken action to adapt to changing market conditions, improve the Fund’s performance and increase distributions in order to deliver enhanced value to all stockholders.
The Board is committed to continuing to work with the management team to build on the Fund’s strong momentum to the benefit of all stockholders. Ahead of our Annual Meeting of Stockholders on March 20, 2020 (“the Annual Meeting”), we urge you to support the Board of Directors that is enhancing value for you by voting “FOR” all three of the Board’s nominees up for election — Robert D. Agdern, Carol L. Colman and Daniel P. Cronin.
Your Board is Delivering Competitive Performance and Strong Distributions
The Fund’s Board is committed to generating competitive performance for stockholders and has worked with the Fund’s management team and investment advisor to consistently outperform its benchmark index1 over key time periods.
TOTAL ANNUALIZED RETURNS
OUTPERFORMED BENCHMARK BASED ON MARKET PRICE2 The Board and management team have also maintained an attractive distribution rate since the Fund’s inception. In fact, the Board has increased the Fund’s dividend four times over the past year, and our
5-year annualized distribution rate of outpaces our Lipper peer group average of over that period
YOUR VOTE IS VERY IMPORTANT PROTECT YOUR INVESTMENT
Vote the Enclosed WHITE Proxy Card Today “FOR” the Company’s Highly-Qualified and Experienced Director Nominees

Protect the Value of Your Investment — Vote Today
Saba Capital — a professional activist hedge fund — has submitted a non-binding shareholder proposal (the “Self-Tender Offer/ Liquidation Proposal”) requesting that the Fund implement a self-tender offer, which could lead to liquidation or conversion of the Fund into an open-end fund. The Board unanimously opposes this proposal, as it believes that it represents an attempt by Saba Capital to pressure the Board into facilitating the hedge fund’s short-term agenda at the expense of long-term stockholders and their regular distributions.
The Western Asset High Income Opportunity Fund Board unanimously recommends that you vote “FOR” the Board’s highly qualified nominees who are committed to continuing to enhance value for stockholders and “AGAINST” Saba Capital’s non-binding Self-Tender Offer/Liquidation Proposal by voting on the enclosed Proxy Card today.
Your vote is important, no matter how many or how few shares you own.
We urge you to support the Board that is committed to executing a plan to generate long-term, sustainable value for you.
Thank you for your support.
Sincerely,
The Western Asset High Income Opportunity Fund Inc. Board of Directors
Your Vote is Important, No Matter How
Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the enclosed Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A Stockholders Call Toll Free: (877) 825-8621
Incorporated Banks and Brokers Call: (212) 750-5833
Notes
1    The benchmark is based on the Bloomberg Barclays U.S. Corporate High Yield – 2% Issuer Cap Index. The Bloomberg Barclays U.S. Corporate High Yield
— 2% Issuer Cap Index is an index of the 2% Issuer Cap component of the Bloomberg Barclays U.S. Corporate High Yield Index, which covers the U.S. dollar-denominated, non-investment grade, fixed-rate, taxable corporate bond market.
2    For the period ended December 31, 2019.
3    Yield based on net asset value as of December 31, 2019.
Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.